ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Tax-Advantaged Dividend Income Fund (HTD)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	33,565,855	639,458
James M. Oates	33,562,903	642,410
Steven R. Pruchansky	33,585,679	619,634
Non-Independent Trustee
Craig Bromley	33,469,466	735,847

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	33,578,296	627,017
Peter S. Burgess	33,560,510	644,803
Theron S. Hoffman	33,600,410	604,903
Non-Independent Trustee
Warren A. Thomson	33,601,166	604,147

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	33,543,658	661,655
Grace K. Fey	33,605,042	600,271
Hassell H. McClellan	33,555,342	649,971
Gregory A. Russo	33,585,013	620,300
Non-Independent Trustee
James R. Boyle	33,611,390	593,923